[Spectrian letterhead]



                                 March 11, 1997


Bruce R. Wright
47 Red Birch Court
Danville, CA 94506

Dear Bruce:

Spectrian is pleased to offer you the position of Executive Vice President of Finance and Administration and Chief Financial Officer reporting to me. As compensation for your services, your annual base salary will be $200,000 paid bi-weekly. You will be eligible for all benefits available to Spectrian employees; these include medical, dental, vision, life, long-term disability, 401(k), paid time off, and the employee stock purchase plan. You will also be eligible for quarterly Variable Compensation targeted at $100,000 per year in accordance with the Executive Variable Compensation Plan.

I would like you to join us as a regular full time employee as soon as possible, but preferably no later than May 1, 1997. I would like for you to work for me as a part time consultant from the date of signing this offer letter until you become a full time employee. In the event your current commitments make it impossible for you to join us on or before May 1, 1997, I am open to extending the part time consulting arrangement until June 1, 1997. Compensation for your consulting work will be paid at the rate of $100 per hour. A consulting agreement will be provided to you as a separate document in the event this offer of employment is accepted by you. You will be responsible for invoicing us on a monthly basis for your consulting time, and payment of consulting fees will be remitted 45 days from the date of your invoice.

We will recommend to Spectrian's Board of Directors at the board meeting following your hire date that you receive a non-qualified option to purchase 100,000 shares of the Company's stock. All shares are subject to a four year vesting based on your date of hire and will be at the fair market value at the time the option is granted. In the event there is a change of control of the company in which substantially all of the company's assets are purchased by another commercial entity subsequent to your becoming a full time employee, your options will fully vest.

Spectrian reserves the right, at its discretion, to assign you to perform other duties. Employment with Spectrian is for no specific period of time. As a result, either you or Spectrian are free to terminate your employment relationship at any time for any reason, with or without cause. This is the full and complete agreement between us. Although your job duties, title, compensation and benefits, as well as Spectrian's personnel policies and procedures, may change periodically, the "at-will" nature of your

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employment  may only be  changed  in an  express  writing  signed by you and the
President of the Company.

You agree to devote your full time, ability, and attention to the business of Spectrian after becoming a full time employee, and not, directly or indirectly, render any services of a business, commercial or professional nature to any person or entity, whether for compensation or otherwise, without the written consent of Spectrian.

This offer is contingent upon your executing Spectrian's Proprietary Information and Inventions Agreement and upon your providing us with the legally required proof of your identity and authorization to work in the United States. If these terms are acceptable please sign this original and return to Spectrian no later than 12 p.m. on Thursday March 13, 1997.

Bruce, we believe your experience and skills complement nicely those of the rest of the senior management team. I am looking forward to having you join me as a business partner with an objective of growing Spectrian shareholder value.

Sincerely,


/s/ GARRETT A. GARRETTSON

Garrett A. Garrettson
President and Chief Executive Officer





                                       Accepted:         /s/ BRUCE R. WRIGHT
                                                         ---------------------


                                       Date:             12 MAR 97
                                                         ---------------------



                                       Start Date:       1 MAY 97
                                                         ---------------------